Exhibit 99.1

PRESS RELEASE

Company contact:

     Ray Christie
     Phone: (510) 668-2200, or
     Email: ristie@thermawave.com

Therma-Wave Appoints Joseph J. Passarello
as Vice President of Finance

Passarello to Succeed Current Chief Financial Officer in June 2005

FREMONT, Calif. — April 15, 2005 — Therma-Wave, Inc. (NASDAQ: TWAV), a worldwide leader in the development, manufacture and sale of process control metrology systems used in the manufacture of semiconductors, today announced the Company has appointed Joseph J. Passarello as vice president of finance. The Company also plans to name Passarello as chief financial officer, succeeding Ray Christie who, as disclosed in the Company’s prior press release, has announced his planned retirement from his role as senior vice president, chief financial officer and secretary of the Company. The transition is expected to occur in June 2005 following the completion of the Company’s fiscal year 2005 annual report and regulatory filings.

The aforementioned timeline will help facilitate a smooth and systematic transition, including the completion of the audited and consolidated financial statements for fiscal year 2005. Upon assuming the role of chief financial officer, Passarello will have direct responsibility for Therma-Wave’s financial reporting, accounting, information technology and investor relations functions. In joining Therma-Wave, Passarello brings more than 20 years of financial management and operational expertise.

Passarello most recently served as vice president and corporate controller of JDS Uniphase Corporation, a publicly traded leader in optical technology. Prior to his time at JDS Uniphase, Passarello served as the vice president of finance for the U.S. operations of ASML Holding N.V., a multi-billion dollar Netherlands based manufacturer of semiconductor processing capital equipment. Passarello also served as vice president and treasurer of the Silicon Valley Group, Inc., a publicly held manufacturer of semiconductor processing equipment used in the fabrication of integrated circuits, prior to its acquisition by ASML Holding, N.V. Professional experience also includes senior

1250 Reliance Way • Fremont California 94539 • Phone (510 490-3663 • Fax (510) 656-3852

finance and accounting positions with Verilink Corporation, Hitachi Data Systems, Inc. and Deloitte & Touche.

“We are truly excited to welcome Joe to the Therma-Wave senior management team. With a well established track record in corporate finance and a strong professional background in the semiconductor sector, we are confident Joe will successfully lead our finance team and financial reporting structure to ensure they meet the highest standards and support our objectives for the long-term creation of shareholder value. As we move forward towards the transition date, I would like to reiterate my personal thanks to Ray for his extraordinary commitment and dedication to the Company,” stated Boris Lipkin, president and chief executive officer of Therma-Wave.

“I am extremely proud to be joining Therma-Wave. As a leader in the design and manufacture of innovative semiconductor metrology solutions for customers worldwide, I look forward to ensuring the Company has a strong base of financial leadership, reporting systems and infrastructure to help facilitate its future growth,” stated Passarello.

Passarello earned a master’s degree in business administration (MBA) from the Leavey School of Business at Santa Clara University as well as a bachelor of science degree in accounting from St. Mary’s College of California.

About Therma-Wave, Inc.

Since 1982, Therma-Wave, Inc., has been revolutionizing process control metrology systems through innovative proprietary products and technologies. The company is a worldwide leader in the development, manufacture, marketing and service of process control metrology systems used in the manufacture of semiconductors. Therma-Wave currently offers leading-edge products to the semiconductor manufacturing industry for the measurement of transparent and semi-transparent thin films; for the measurement of critical dimensions and profile of IC features; for the monitoring of ion implantation; and for the integration of metrology into semiconductor processing systems. For further information about Therma-Wave, Inc., access the web site at: www.thermawave.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements related to the expected naming of Joseph Passarello as the Company’s chief financial officer and the timing and efficiency of the transition of the role as chief financial officer. Factors that could cause actual results to differ materially from the forward-looking statements include the cyclicality of our business, the loss of one or more large customers, our ability to

1250 Reliance Way • Fremont California 94539 • Phone (510 490-3663 • Fax (510) 656-3852

protect our intellectual property, our ability to successfully compete against larger companies, our ability to access additional capital in the future, our ability to develop new and advanced products in the future, our ability to attract and retain key personnel, our ability to receive supplies from single source suppliers, possible disruptions to our business from the transition of the role of chief financial officer, disruptions at our manufacturing facilities and general political, economic and stock market conditions and events, both domestically and internationally. These factors and others are described in more detail in our public reports filed with the Securities and Exchange Commission, such as those discussed in the “Risk Factors” section filed as Exhibit 99.1 to our Annual Report on Form 10-K for the fiscal year ended March 28, 2004, all quarterly reports on Form 10-Q for the following fiscal quarters, all subsequent current reports on Form 8-K and all of our prior press releases. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no duty to update these forward-looking statements.

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1250 Reliance Way • Fremont California 94539 • Phone (510 490-3663 • Fax (510) 656-3852